Exhibit 10.18

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (the “Agreement”) is entered into as of October 20, 2012 (such date, the “Effective Date”), by and between Restoration Hardware, Inc., a Delaware corporation with a business address of 15 Koch Road, Suite J, Corte Madera, CA 94925 (together with its subsidiaries and parent corporation (as the context permits), referred to herein as the “Company”), and Gary Friedman, an individual with a residence address of [    ] (the “Advisor”).

RECITALS

WHEREAS, the Advisor was employed by the Company as Chairman and Co-Chief Executive Officer of the Company;

WHEREAS, the Advisor has tendered his resignation from and terminated his employment with the Company to be effective as of the Effective Date, and the parties wish to provide for the Advisor’s continued service as an advisor to the Company as of and following the Effective Date;

WHEREAS, the parties specifically acknowledge and agree that the level of services to be provided by the Advisor in accordance with this Agreement is intended to equal a level of services such that the Advisor will not, as of the Effective Date, incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and all regulations, guidance, and other interpretative authority issued thereunder (collectively, “Section 409A”);

WHEREAS, effective as of the Effective Date, the Amended and Restated Compensation and Severance Agreement entered into effective as of February 1, 2010, by and between the Advisor and the Company (the “Employment Agreement”) shall be terminated and replaced in its entirety by this Agreement, and the Advisor shall have no further rights or remedies under the Employment Agreement; and

WHEREAS, the parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Advisor and the Company may have against the other, including, but not limited to, any and all claims arising or in any way related to the Advisor’s employment with and separation from the Company.

1. Services.

(a) Services; Title. The Advisor shall provide the services as assigned to the Advisor (the “Company Services”) by the Chief Executive Officer of the Company (the “CEO”). Such Company Services shall be in the area of design, products, store development and merchandising and display, but such Company Services may be modified by the written agreement (including by email) of the Advisor and the CEO, as authorized by the Board. The Advisor shall report to the CEO. The Advisor’s title shall be “Creator and Curator.” The Advisor also shall, at the Board’s discretion, serve as an advisor to the Company’s Board of Directors and the Board of Directors of Restoration Hardware Holdings, Inc. (the “Boards”; such services, the “Board Services” and, together with the Company Services, the “Services”) and shall have the title of “Chairman Emeritus” in connection therewith. The Advisor agrees to perform the Services diligently, competently and in a good faith manner.

(b) Extent of Advisory Services. The Advisor will devote approximately eighty percent (80%) of his business time to providing Services pursuant to this Agreement and will devote the remainder of his business time to providing services for the Hierarchy Business (as defined below).

(c) Place of Work. The Company shall provide the Advisor with an office selected by the CEO located at the Company’s principal offices for performing the Services. The Advisor shall maintain an email address established by Hierarchy, Inc.

(d) Other Roles. The Advisor has resigned, as of the Effective Date, from all employment positions and board of director positions held with Restoration Hardware Holdings, Inc. (“Midco”), the Company and any subsidiary of the Company. For purposes of this Agreement, “RHH Group” means Midco, the Company and their subsidiaries.

2. Payments.

(a) Fee for Services. Commencing on the Effective Date, the Company shall pay the Advisor a fee for services at the rate of One Million One Hundred Thousand Dollars ($1,100,000) per year of Services performed by the Advisor which fee shall be paid monthly or every two weeks such that the aggregate payments over the course of 365 days equal $1,100,000.

(b) Additional Incentive Compensation. The Advisor will be eligible to earn annual cash incentive compensation (the “Incentive Compensation”) for each fiscal year based on the achievement of annual performance goals established by the CEO and approved by the Compensation Committee of the Board in good faith following consultation with the Advisor and the Advisor’s continued compliance with the policies and procedures of the RHH Group applicable to the employees of the RHH Group (all such policies and procedures being deemed applicable to the Advisor). The minimum amount of Incentive Compensation for any fiscal year, assuming achievement by the Advisor of such performance goals for such fiscal year and the Advisor’s continuous compliance with the policies and procedures of the RHH Group applicable to the employees of the RHH Group (all such policies and procedures being deemed applicable to the Advisor), shall be Five Hundred Thousand Dollars ($500,000). Payment of the Incentive Compensation for any fiscal year generally shall be made within thirty (30) days following the date on which the audited financial results for such fiscal year and the amount of the Incentive Compensation for such fiscal year are determined by the CEO and approved by the Compensation Committee of the Board. Notwithstanding the foregoing, the Company and the Advisor acknowledge and agree that the maximum amount of Incentive Compensation for fiscal 2012, assuming achievement by the Advisor of performance goals for fiscal 2012, shall be $400,000.

(c) Equity Incentive Compensation. The Advisor has previously been granted equity interests in Home Holdings that are vested or subject to continued vesting in accordance with the vesting schedule set forth in the Grant Agreement dated May 12, 2012 under the Team Resto Ownership Plan (the “Award Agreement”) (the “Time-Based Units”) and equity interests in Home Holdings that vest on the satisfaction of performance-based criteria (the “Performance-Based Units”) as set forth in the Award Agreement (the Time-Based Units and Performance-based Units are together referred to herein as the “Home Holdings Equity Interests”). On or before the date of the initial public offering (the “IPO”) of shares of Midco, the Home Holdings Equity Interests will be converted into shares of Midco that are subject to repurchase rights and transfer restrictions substantially as set forth in the form of Replacement Award Agreement (the “Replacement Award Agreement”) attached as Schedule A (the “Selling Restricted Shares”) and shares of Midco that vest on the satisfaction of performance-based criteria (the “Performance-Based Shares” and, together with Selling Restricted Shares, the “Resto Equity Interests”) pursuant to the terms and conditions of the Restoration Hardware 2012 Equity Replacement Plan and the Replacement Award Agreement, in substantially the form set forth on Schedule A attached hereto. In connection with any such conversion, the Advisor agrees to make a timely election pursuant to Section 83(b) of the Code with respect to the Resto Equity Interests.

(d) Stock Option Grants. On or before the date of the IPO, provided that this Agreement has not been terminated, and contingent upon the subsequent consummation of the IPO, Midco shall grant to the Advisor options to purchase shares of stock pursuant to the terms and conditions of the Restoration Hardware 2012 Stock Option Plan and the form of award agreement thereunder, substantially on the basis attached hereto as Schedule B (the options subject to performance-based transfer restrictions and repurchase rights, the “IPO Performance-Based Options” and, together with the Home Holdings Equity Interests or the Resto Equity Interests, as the case may be, the “Equity Interests”).

(e) Exchange Agreement. On or before the date of the IPO, and contingent upon the subsequent consummation of the IPO, Advisor’s Class A Prime, Class A-1 Prime and Class A-2 Units will be exchanged for shares of Midco pursuant to an Exchange Agreement (the “Exchange Agreement”).

(f) Taxes. The Advisor acknowledges and agrees that it shall be the Advisor’s obligation to report as income all compensation received by the Advisor pursuant to this Agreement and to pay all taxes, including interest and penalties thereon, in connection with any payments made to the Advisor by the Company pursuant to this Agreement.

3. Other Benefits.

(a) Welfare Benefits. The Advisor (and his spouse and dependents) shall be covered by health and other welfare benefits (including but not limited to health, medical, dental, supplemental health, travel accident, life, long-term disability, and directors and officers insurance) to the extent agreed between the Advisor and the CEO and as may be permitted under applicable law and the terms of the Company’s health and welfare benefit plans. The Advisor shall be bound by all of the written policies and procedures related to such benefits established by the Company from time to time. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Section 4980D of the Code as a result of providing some or all of the benefits described in this Section 3(a), the Company may reduce or eliminate its obligations under this Section 3(a) to the extent it deems necessary, with no offset or other consideration required.

(b) Reimbursement of Expenses. The Company’s finance department and/or CEO will establish written business expense reimbursement procedures that will apply to this Agreement, including with respect to the monitoring and record-keeping of such expenses. The Advisor will be required to comply with such written procedures, as such written procedures may be modified from time to time by the Company in its discretion, in order to be reimbursed for expenses incurred in connection with the performance of the Services under this Agreement, the Company shall promptly reimburse the Advisor in accordance with such written procedures to the extent the Advisor complies with such written procedures. All expenses incurred by the Advisor in connection with this Agreement shall be strictly subject to the approval of the CEO.

4. Hierarchy, LLC.

Effective as of the Effective Date, the Company and the Advisor have entered into certain agreements (the “Hierarchy Agreements”) relating to a new business formed under the name Hierarchy, LLC. (the “Hierarchy Business”). The Company acknowledges that Advisor’s dedication of time to Hierarchy in accordance with Section 1(b) and the terms of the Hierarchy Agreements and activities pursuant to and permitted by the Hierarchy Agreements will not be considered a violation of this Agreement or of any of the Advisor’s fiduciary or other duties that might be otherwise owed to the Company.

5. Board Observer.

For the duration of this Agreement, the Company covenants and agrees that the Advisor may be present, solely in a non-voting observer capacity, at all meetings of the Boards or any committee thereof, including any telephonic meetings, and that the Company will give the Advisor notice of such meetings, by e-mail or by such other means and at the same time as such notices are delivered to the members of the Boards; provided, however, that in the event that the Board intends to discuss or vote upon any matter (a) in which the Advisor has a material business or financial interest (other than by reason of his interests as an equity owner of the Company or Midco); (b) that is subject to threatened or actual litigation as to which the Advisor is, or is threatened or reasonably anticipated to be a named party; (c) subject to attorney-client privilege between the RHH Group and its counsel that would be lost if the Advisor were to participate; (d) which exclusion is necessary to protect trade secret, confidential or privileged information; or (e) any other matter with respect to which the Board reasonably believes it could be detrimental to the best interests of the RHH Group to include the Advisor (collectively (a) through (e) are referred to as, “Confidential Matters”), the Advisor may be excluded from that portion of the meeting by a vote of a majority of the directors present. Board materials or Board committee materials that are sent to the directors in their capacity as such, whether or not in connection with a meeting of the Boards or any committee thereof, including copies of all minutes, consents, correspondence and other material, shall be sent to the Advisor simultaneously by the Company by means reasonably designed to insure timely receipt by the Advisor; provided, however, that the Company may exclude from the materials sent to the Advisor any materials relating directly and substantially to any Confidential Matter.

6. Term and Termination.

(a) Term. This Agreement shall commence on the Effective Date and shall have a five (5) year term, renewable, unless otherwise terminated hereunder, for an additional five (5)-year period. For the avoidance of doubt, the non-renewal of this Agreement by the Company at the end of the initial five (5)-year term shall be deemed a termination of the Advisor without Cause under this Agreement (unless such non-renewal is caused by or results from a termination for Cause).

(b) Termination. Notwithstanding Section 6(a) above, either party may terminate this Agreement at any time, with or without Cause (as defined below), in the case of termination by the Company, or with or without Good Reason (as defined below), in the case of termination by the Advisor; provided that, in the case of termination by the Company without Cause, ninety (90) days prior written notice of such termination shall be required. The provision of notice under this Section 6(a) shall not affect the amount of post-termination payments owed under this Agreement.

(c) Termination by the Company with Cause. In the event that this Agreement and the Advisor are terminated for Cause, (A) the Advisor shall receive from the Company payments for (i) any and all earned, unpaid and invoiced fees pursuant to Section 2(a) of this Agreement through the Date of Termination (submitted on or before the date that is ninety (90) days following the Date of Termination); (ii) any and all unreimbursed business expenses incurred prior to the Date of Termination (in accordance with the Company’s reimbursement policy); and (iii) any other benefits the Advisor is entitled to receive as of the Date of Termination (items (i) through (iii) are hereafter referred to as “Accrued Benefits”), and (B) except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including termination pay or other compensation of any kind, on account of the termination of this Agreement and the Advisor or to make any payment in lieu of notice to the Advisor. With respect to the Advisor’s Equity Interests, (i) in the event of termination for Cause prior to an IPO, the Home Holdings Equity Interests shall terminate in accordance with their terms as set forth in first paragraph under the heading “Termination of Continuous Service” in the Award Agreement and (ii) in the event of termination for Cause after an IPO, the Resto Equity Interests and the IPO Performance-Based Options (whether or not vested) on the Date of Termination shall terminate, expire and be forfeited for no value or subject to repurchase in accordance with the terms thereof. Except as required by law, all benefits provided by the Company to the Advisor under this Agreement or otherwise shall cease as of the Date of Termination.

(d) Termination by the Company without Cause. Upon prior written notice in accordance with Section 6(b), the Company may terminate this Agreement and the Advisor without Cause. In the event that this Agreement and the Advisor are terminated by the Company without Cause, the Advisor shall receive the Accrued Benefits. In addition, the Advisor shall be entitled to receive from the Company the following: (i) termination pay in the amount of Four Million Dollars ($4,000,000) to be paid in twenty-four (24) equal monthly cash installments commencing with the first business day of the first month following the Date of Termination, unless the Release Period (defined below) straddles two calendar years, in which case, the installments shall commence with the first business day in January of the calendar year following the Date of Termination; (ii) payment of any unpaid Incentive Compensation earned for the year prior to the year of termination (payable at the time the Incentive Compensation is otherwise paid) and (iii) (A) if termination occurs prior to the IPO, vesting of the Advisor’s Time-Based Units shall accelerate as to the number of Time-Based Units that would have vested over an additional twenty four-month (24-month) period following the Date of Termination (in the manner specified in the award agreement), and the Advisor’s Performance-Based Units shall remain outstanding, and vest subject to satisfaction of their terms, for a period of twenty four (24) months following the Date of Termination (after which time such Performance-Based Units, to the extent unvested, shall expire and be cancelled for no consideration) or (B) if termination occurs at the time of or after the IPO, the Advisor’s Performance-Based Shares shall remain outstanding, and vest subject to satisfaction of their terms, for a period of twenty-four (24) months following the Date of Termination (after which time such Performance-Based Shares, to the extent unvested, shall expire and be cancelled for no consideration) and the Selling Restricted Shares and the IPO Performance-Based Options (whether or not vested) shall be subject to forfeiture and/or repurchase in accordance with the terms thereof, provided, however, that the Company’s repurchase rights with respect to the Selling Restricted Shares and the IPO Performance-Based Options shall not be exercisable until the second anniversary of the Termination Date. Notwithstanding the foregoing, the Advisor’s entitlement to the termination payments in this Section 6(d) is conditioned on (y) the Advisor’s executing and delivering to the Company a release of claims against the Company, in a form attached hereto as Exhibit A, and on such release becoming effective within thirty (30) days following the Date of Termination (the “Release Period”), and (z) the Advisor’s compliance with the restrictive covenants set forth in Sections 7, 9(a), (b), (d) and (e), 11(a) and the Proprietary Information Agreements (as defined below), provided, however, that the Advisor shall be given notice of any alleged breach and, if curable, an opportunity to cure within thirty (30) days of the Advisor’s receipt of such notice. The Advisor agrees that the Company shall have a right of offset against all termination payments for amounts owed to the Company by the Advisor (unless the amounts owed are subject to a good faith dispute) to the fullest extent not prohibited by law and permitted by Section 409A. Except as specifically provided in this Section 6(d), or except as required by law, all benefits provided by the Company to the Advisor under this Agreement or otherwise shall cease as of the Date of Termination.

(e) Termination by the Advisor for Good Reason. The Advisor may terminate this Agreement and his service relationship with the Company and receive Accrued Benefits and the termination payments and other benefits detailed in Section 6(d) (subject to the same conditions set forth in Section 6(d)) following the occurrence of an event constituting Good Reason (as defined below) that has not been cured by the Company within the timeframe specified in the definition of Good Reason.

(f) Voluntary Termination. If the Advisor terminates this Agreement and his service relationship with the Company without Good Reason, the Advisor agrees to provide the Company with thirty (30) days’ prior written notice. In the event that this Agreement and the Advisor’s service relationship with the Company are terminated under this Section 6(f), the Advisor shall receive from the Company payment for all Accrued Benefits described in Section 6(c) at the times specified in Section 6(c). With respect to the Advisor’s Home Holdings Equity Interests, (i) in the event of termination by the Advisor without Good Reason prior to an IPO, the Home Holdings Equity Interests shall terminate in accordance with their terms as set forth in first paragraph under the heading “Termination of Continuous Service” in the Award Agreement; and (ii) in the event of termination by the Advisor without Good Reason after an IPO, the Resto Equity Interests and the IPO Performance-Based Options (whether or not vested) on the Date of Termination shall be subject to forfeiture and/or repurchase in accordance with the terms thereof. Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including termination pay or other compensation, of any kind, or provide any other benefits (including for any further vesting for any equity interests), to the Advisor on account of the termination of this Agreement and/or his service relationship with the Company.

(g) Termination upon Death or Disability. If this Agreement and the Advisor are terminated as a result of the death or Disability of the Advisor, the Advisor (or the Advisor’s estate, or other designated beneficiary(s) as shown in the records of the Company in the case of death) shall be entitled to receive from the Company payment for (i) the Accrued Benefits described in Section 6(c) at the times specified in Section 6(c), (ii) payment of any unpaid Incentive Compensation earned for the year prior to the year of termination (payable at the time the Incentive Compensation is otherwise paid) and (iii) a pro-rata amount of the Incentive Compensation that the Advisor would have been eligible to receive had he performed the Services for the remainder of the year in which the termination of this Agreement occurs (determined by multiplying the amount the Advisor would have received based upon the actual level of achievement of the applicable performance goals for the entire performance year by a fraction, the numerator of which is the number of days during the performance year of termination of this Agreement and the denominator of which is 365), such pro-rata amount to be paid at the same time and in the same form as the Incentive Compensation otherwise would be paid (but in no event later than seventy-five (75) days after the end of the Company’s fiscal year to which such Incentive Compensation relates). Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including termination pay or other compensation, of any kind, or provide any other benefits (including for any further vesting for any Home Holdings Equity Interests or Resto Equity Interests, as applicable), to the Advisor (or the Advisor’s estate, or other designated beneficiary(s), as applicable) upon the termination of this Agreement as a result of the death or Disability of the Advisor. Vested Home Holdings Equity Interests and Resto Equity Interests, as applicable, of the Advisor shall be subject to a right of repurchase by the Company upon the termination of this Agreement as a result of the death or Disability of the Advisor as set forth in third paragraph under the heading “Termination of Continuous Service” in the Award Agreement or, after an IPO, in accordance with the applicable terms thereof.

(h) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.

(i) “Cause” shall mean

(A) the Advisor has been convicted of (or has entered a plea of nolo contendere to) a felony involving fraud, dishonesty, or physical harm to any person or any crime involving moral turpitude;

(B) the Advisor intentionally failed to substantially perform the Advisor’s material duties (other than a failure resulting from the Advisor’s incapacity due to physical or mental illness or from the Advisor’s assignment of duties that would constitute Good Reason), which failure lasted for a period of at least fifteen (15) days after a written notice of demand for substantial performance has been delivered to the Advisor specifying the manner in which the Advisor has failed substantially to perform; provided that such period shall be increased to sixty (60) days in the case of any failure to devote adequate working time to the Company in accordance with Section 1(b);

(C) the Advisor intentionally engaged in conduct which is demonstrably and materially injurious to the RHH Group;

(D) the Advisor’s fraud, embezzlement or other act of material dishonesty with respect to the RHH Group as determined by a court of competent jurisdiction or by arbitration pursuant to the Arbitration Agreement attached as Exhibit D hereto;

(E) the Advisor’s material breach of Sections 7(a), 9(a) or 9(b) or any other material term of this Agreement; provided that the Advisor shall be given written notice of any such alleged breach and an opportunity to cure such breach within sixty (60) days after the Advisor’s receipt of such notice;

(F) the Advisor’s material breach of any policy of the RHH Group applicable to its employees; or

(G) a material breach by Hierarchy, LLC. of any restrictive covenant between Hierarchy, LLC and the RHH Group under the Hierarchy Agreements to the extent that the Advisor owns a majority of the Percentage Interests (as defined in the Hierarchy Agreements) in Hierarchy, LLC.

For purposes of this Section 6(h)(i), no act, nor failure to act, on the Advisor’s part shall be considered “intentional” unless the Advisor has acted, or failed to act, with a lack of reasonable belief that the Advisor’s action or failure to act was in the best interest of RHH Group. For the avoidance of doubt, no matters of which any current non-management member of the Board (including any member of the special committee of the Board created in June 2012) has actual knowledge as of the Effective Date (solely to the extent of such knowledge) will be grounds for the termination of this Agreement with Cause. The mutual release entered into by the parties as of the Effective Date shall govern procedures for determinations of actual knowledge for purposes of the preceding sentence. Notwithstanding the foregoing, any such knowledge may be taken into account in determining grounds for termination of this Agreement with Cause to the extent acts or omissions of the Advisor occurring after the Effective Date are rendered more significant by matters so known.

(ii) “Date of Termination” shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after written notice of termination is given to the Advisor (provided that the Advisor shall not have returned to the performance of his duties on a full-time basis during such 30-day period); (ii) if this Agreement is terminated by the

Company for Cause, the date on which a written notice of termination is given; (iii) if this Agreement is terminated by the Company without Cause, the date on which the notice period set forth in Section 6(b) expires; (iv) if this Agreement is terminated by the Advisor for Good Reason, the date on which a written notice of termination is given; provided that the notice and cure provisions in the definition of Good Reason have been complied with; (v) if this Agreement is terminated by the Advisor for other than a Good Reason, the date specified in the Advisor’s notice in compliance with Section 6(f); or (vi) in the event of the Advisor’s death, the date of death.

(iii) “Disability” shall (i) have the meaning defined under the Company’s then-current long-term disability insurance plan, policy, program or contract as entitles the Advisor to payment of disability benefits thereunder, or (ii) if there shall be no such plan, policy, program or contract, mean permanent and total disability as defined in Section 22(e)(3) of the Code.

(iv) “Good Reason” shall mean the occurrence of any of the events or conditions described in subsections (A) through (F) hereof that occur without the Advisor’s consent, and within 90 days following the end of the Notice Period (as defined below) the Advisor terminates this Agreement and his service relationship with the Company:

(A) the relocation by the Company of the Advisor’s primary workplace to a location outside of the San Francisco Bay Area;

(B) the CEO (as directed by the Board) ceasing to be the sole person to whom the Advisor is required to report;

(C) Carlos Alberini ceasing to be the CEO during the first six (6) months following the Effective Date as a result of his termination of employment by the Company without Cause or as a result of a resignation for Good Reason (each as defined in his employment agreement);

(D) a reduction in the Advisor’s fees and Incentive Compensation opportunity, except if the base salary or annual bonus opportunities of the CEO are proportionately reduced (and not replaced with another form of compensation the purpose or effect of which is to compensate the CEO for the reduction of base salary or annual bonus opportunity), whether or not such reduction is voluntary on the part of the CEO;

(E) a material and adverse diminution in the Advisor’s duties from his primary functions which shall be in the area of design, product and store development, merchandising and display and advising the Boards on general strategy, except where the Advisor and the CEO agree in writing to such change in duties; provided that (for avoidance of doubt) a change in the Advisor’s duties in connection with the termination of this Agreement for Disability, Cause, as a result of the Advisor’s death, or by the Advisor other than for Good Reason shall not constitute Good Reason;

(F) any material breach by the Company or any of its successors and assigns of this Agreement; and

(G) the failure of the Company’s successors and assigns to assume the obligations of the Company under this Agreement, either by written agreement or by operation of law.

The Advisor’s right to terminate this Agreement in connection with an event of Good Reason shall not be affected by the Advisor’s incapacity due to physical or mental illness. The Advisor must provide notice to the Company of the existence of a condition described in clauses (A) through (F) above within ninety (90) days of his knowledge of the initial existence of the condition, upon the notice of which the Company shall have a period (the “Notice Period”) of thirty (30) days during which it may remedy the condition so that it shall not constitute a “Good Reason.” If more than one change or event shall occur which alone or in the aggregate constitutes Good Reason, then for purposes hereof, Good Reason shall be deemed to have occurred on the last such change or event to occur.

(i) Notice of Termination. Any termination of this Agreement by the Company or by the Advisor under this Section 6 (other than in the case of death) shall be communicated by a written notice (the “Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon, and specifying a Date of Termination which notice shall be delivered within the time periods set forth in the various subsections of this Section 6, as applicable (the “Notice Period”); provided, however, that the Company may pay to the Advisor all fees, benefits and other rights due to the Advisor during the Notice Period instead of retaining the Advisor during such Notice Period and such fees, benefits and other rights will be paid in accordance with Section 26. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

7. Non-Competition; General Provisions Applicable to Restrictive Covenants.

(a) Covenant not to Compete. For the duration of this Agreement and, for so long as the Advisor is entitled to and is receiving continued payment pursuant to Section 6(d) or Section 6(e), throughout the two (2) year period thereafter (the “Post-Termination Period”), the Advisor shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend any credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other entity that engages or conducts any competing business the same as or substantially similar to the business engaged in or proposed to be engaged in or conducted by the RHH Group or described in a written strategic plan of the RHH Group at any time that the Advisor was providing the Services to the RHH Group, anywhere within the United States of America; provided that this Section 7(a) shall not apply to the Hierarchy Business conducted in accordance with Section 4; provided, further, that the Advisor may own up to 2% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and up to 5% of the voting stock or other securities of any privately-held company. At any time after the termination of this Agreement, the Adviser will not use trade secrets owned by the RHH Group to engage in competition with the RHH Group.

(b) Specific Performance. The Advisor recognizes and agrees that a violation by him of his obligations under this Section 7, or under Sections 9 or 11, or under the Proprietary Information Agreements may cause irreparable harm to the RHH Group that would be difficult to quantify and that money damages may be inadequate. As such, the Advisor agrees that the Company shall have the right to seek injunctive relief (in addition to, and not in lieu of any other right or remedy that may be available to it) to prevent or restrain any such alleged violation without the necessity of posting a bond or other security and without the necessity of proving actual damages. However, the foregoing shall not prevent the Advisor from contesting the Company’s request for the issuance of any such injunction on the grounds that no violation or threatened violation of the aforementioned Sections has occurred. If an arbitrator or court of competent jurisdiction determines that the Advisor has violated the obligations of any covenant for a particular duration, then the Advisor agrees that such covenant will be extended by that duration.

(c) Scope and Duration of Restrictions. The Advisor expressly agrees that the character, duration and geographical scope of the restrictions imposed under this Section 7, and under Section 9 and under the Proprietary Information Agreements are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by an arbitrator or a court of competent jurisdiction at a later date that the character, duration or geographical scope of any of the covenants contained herein is unreasonable in light of the circumstances as they then exist, then it is the intention of both the Advisor and the Company that such covenant shall be construed by an arbitrator or the court in such a manner as to impose only those restrictions on the conduct of the Advisor which are reasonable in light of the circumstances as they then exist and necessary to assure the Company of the intended benefit of such covenant. Except insofar as claims involving the prohibited disclosure, misuse or misappropriation of the RHH Group’s trade secrets, return of the RHH Group’s property or assignment of inventions are involved, to the extent the Advisor engages in any action(s) after termination of this Agreement in violation of the restrictions imposed under Section 7(a), the Company’s only right of action and remedy hereunder shall be to immediately terminate any and all payments that still may be due and owing hereunder as well as any further vesting or lapsing of restrictions for any Equity Interests or other equity awards that may have been granted after the date hereof; the parties otherwise acknowledge that the Advisor is not limited hereby from engaging in such action(s) after the termination of this Agreement except insofar as the prohibited disclosure, misuse or misappropriation of trade secrets or breach of any other statutory or common law duties (including any fiduciary duties) may be involved.

8. Proprietary and Confidential Information.

The Advisor has signed and agrees to be bound by the terms of the Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B, and the Confirmation of Confidential Information, a copy of which is attached hereto as Exhibit C (collectively, the “Proprietary Information Agreements”).

9. Other Covenants.

(a) Solicitation of Employees. During the term of this Agreement and for the duration of any Post-Termination Period thereafter, the Advisor shall not, directly or indirectly, individually, or together with or through any other person, firm, corporation or entity, (i) solicit for hire any member of senior management of the RHH Group (defined as an officer with a title of vice president or higher) who is then in the employ of the RHH Group, (ii) solicit for hire any employee of the RHH Group, provided, however, that general solicitations not targeted to RHH Group employees shall not be deemed to violate this clause (ii), or (iii) cause any of the foregoing persons to terminate their employment relationship with the RHH Group.

(b) Solicitation of Customers and Suppliers. During the term of this Agreement and for the duration of any Post-Termination Period thereafter, the Advisor shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity (i) use the Company’s Proprietary Information (as defined in the Proprietary Information and Inventions Agreement attached hereto as Exhibit B) to solicit the business of any material customers of or suppliers to the RHH Group, (ii) encourage any person or entity which is a supplier of the RHH Group to cease, reduce or limit its existing business or contractual relationship with the RHH Group or (iii) through overt evaluations of, comparisons with or differentiation specifically directed at RHH Group products or services, encourage any person or entity which is a customer of the RHH Group to cease, reduce or limit its existing business or contractual relationship with the RHH Group.

(c) Compliance with RHH Group Policies. The Advisor agrees that, during the term of this Agreement, he shall comply with the employee manual and other policies and procedures applicable to the employees of the RHH Group established by the RHH Group from time to time (all such policies and procedures being deemed applicable to the Advisor), including but not limited to policies addressing matters such as management, supervision, recruiting and diversity.

(d) Cooperation. The Advisor shall, upon the Company’s reasonable request and in good faith and with the Advisor’s commercially reasonable efforts and subject to the Advisor’s reasonable availability, (i) during the six (6) months following termination of this Agreement, cooperate and assist the RHH Group by providing information and answering due diligence and other questions (a) in connection with any sale or public offering of the RHH Group or proposed sale or public offering of the RHH Group, and (b) in transitioning the Advisor’s responsibilities to any replacement; and (ii) for a period of two (2) years following termination of this Agreement, cooperate and assist the RHH Group in any dispute, controversy, or litigation in which the RHH Group may be involved and with respect to which the Advisor obtained knowledge either during the term of this Agreement or while previously employed by the RHH Group or any of its affiliates, successors, or assigns, including, but not limited to, participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request, with the Company paying, in each case, (a) the Advisor’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, (b) the reasonable attorney’s fees and costs incurred in connection with a joint representation and (c) the reasonable fees and costs of an attorney the Advisor engages to advise him in connection with the foregoing, but only if there is a conflict of interest that would prevent the Company’s own outside or inside legal counsel from adequately representing the Advisor’s interests as well as the RHH Group’s interests).

(e) Return of Business Records and Equipment. Upon termination of this Agreement, or at any time Company so requests, the Advisor shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the RHH Group that is Proprietary Information (as defined in the Proprietary Information Agreement), including any and all copies of such documentation then in the Advisor’s possession or control regardless of whether such documentation was prepared or compiled by the Advisor, the RHH Group, other employees of the RHH Group, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property owned by the RHH Group and entrusted to the Advisor by the RHH Group. The Advisor acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the RHH Group.

(f) Promotion, Endorsement and Right to Publicity. The parties shall execute as of the Effective Date a Promotion, Endorsement and Right to Publicity Agreement in substantially the form attached hereto as Exhibit F

10. Mutual Release. The parties hereto shall execute as of the Effective Date a Mutual Release.

11. Nondisparagement.

(a) The Advisor and the Company mutually agree that, for the duration of this Agreement and at any time thereafter, in any communication with the press or other media or any customer or client of or supplier to the Company or any of its affiliates, or any customer or client of or supplier to the Advisor or of any business with which the Advisor then is affiliated, the Advisor shall not, and the Company shall not, and shall use commercially reasonable efforts to cause each of its officers and directors not to, criticize, ridicule, disparage, defame, slander or make any statement which reasonably could be concluded to be disparaging or derogatory towards the other, including, in the case of the Company or any of its affiliates including Home Holdings, any of their officers, directors, managers, agents or equityholders, and including, in the Advisor’s case, any business with which he then is affiliated and any affiliate, officer or director of such business or its affiliates. Notwithstanding the foregoing, nothing in this Section 11(a) shall prevent (and none of the following shall be deemed a breach of this Section 11(a)) any person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person or (iii) permitted pursuant to Section 11(b).

(b) Subject to the remainder of this paragraph, the Company will preview to the Advisor any disclosures that relate directly to the Advisor or the Advisor’s likeness provided in connection with an IPO and receive any comments that the Advisor may have on such disclosure. Notwithstanding anything in this Agreement to the contrary, the Company, Home Holdings and Midco may (i) make any disclosures that they believe in good faith are required by or advisable under applicable law, rule or regulation, including under applicable securities laws (whether in connection with an IPO, any other securities offering, ongoing disclosure obligations or otherwise); and (ii) consider the views and advice of third parties including auditors, underwriters and other parties with an interest in the scope of any disclosures to be made by the Company, Home Holdings or Midco and make such disclosures as the Company, Home Holdings or Midco determines are necessary or advisable in respect thereof.

12. IPO Sale Restrictions and Lock-Up.

As of the date hereof, certain lock-up and sale restrictions on the Advisor’s equity in Home Holdings are set forth in the Home Holdings operating agreement as in effect on the date hereof and in the terms of the Award Agreement. Following the IPO of Midco, in lieu of the provisions of the Home Holdings operating agreement and the Award Agreement, in addition to the selling restrictions that will be applicable to the Resto Equity Interests in accordance with the terms of the 2012 Equity Replacement Plan and 2012 Stock Option Plan and Advisor’s award agreements thereunder, certain lock-up and sale restrictions (subject to the exception in the Exchange Agreement) on the Advisor’s equity in Midco are set forth in the Registration Rights Agreement to be entered into in connection with the Company’s initial public offering in the form attached as Exhibit G-1. In addition, following the IPO of Midco, the Exchange Agreement sets forth certain rights the Advisor will have to sell his equity in Midco in any follow-on public offering.

13. Interaction with Other Benefit Policies.

The payments, benefits and protections provided to the Advisor in this Agreement shall be in lieu of any other payments, benefits and protections to which the Advisor may be entitled under any termination policy, plan, program, practice or arrangement of the Company and its affiliates.

14. Forum Selection.

Subject to compliance with dispute resolution procedure set forth in Section 28 below, the Company and the Advisor mutually agree that any and all claims or controversies arising out of this Agreement, or any breach thereof, or otherwise arising out of or relating to this Agreement or the termination thereof, to the extent they are not covered by and subject to arbitration according to the terms of the Arbitration Agreement in the form attached hereto as Exhibit D, shall be brought exclusively in a court in the city and county of San Francisco, California or, if federal jurisdiction exists, the United States District Court for the Northern District of California, and both parties submit and consent to jurisdiction of such courts and waive any objection to venue and/or any claim that the aforementioned forums are inconvenient.

15. Governing Law.

This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to principles of law that would apply the law of another jurisdiction.

16. Entire Agreement.

This Agreement (including its exhibits and schedules), together with the Proprietary Information Agreements, the Promotion, Endorsement and Right to Publicity Agreement, the Mutual Release, and the Hierarchy Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes and cancels any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto, including, without limitation, the Employment Agreement. This Agreement shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to supplement this Agreement and (ii) is signed by both parties hereto.

17. Notices.

All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been sufficiently given if personally delivered or if sent by registered or certified mail, return receipt requested to the parties, their successors in interest, or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid, and shall be deemed received upon actual receipt:

(a)	to the Company at:

Restoration Hardware, Inc.

15 Koch Road, Suite J

Corte Madera, CA 94925

Attention: Chief Executive Officer

Facsimile: (415) 927-7083

with a copy to:

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94402

Attention: Gavin B. Grover

Facsimile: (415) 268-7522

with a copy to:

Home Holdings, LLC

c/o Catterton Partners

599 West Putnam Avenue

Greenwich, CT 06830

Attention: J. Michael Chu

Facsimile: (203) 629-4903

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Steven R. Shoemate

Facsimile: (212) 351-5316

(b)	to the Advisor at:

[    ]

Facsimile: [    ]

with a copy to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, CA 94111-3598

Attention: Derek H. Wilson, Esq.

Facsimile: (415) 421-2922

(c)	to Home Holdings at:

Home Holdings, LLC

c/o Catterton Partners

599 West Putnam Avenue

Greenwich, CT 06830

Attention: J. Michael Chu

Facsimile: (203) 629-4903

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Steven R. Shoemate

Facsimile: (212) 351-5316

18. Severability.

If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this

Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19. Waiver.

The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

20. Successors and Assigns.

This Agreement shall be binding upon the Company and any successors and assigns of the Company, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business. In the event that the Company sells or transfers all or substantially all of the assets of the Company, or in the event of any merger or consolidation of the Company, the Company shall use reasonable efforts to cause such assignee, transferee, or successor to assume the liabilities, obligations and duties of the Company hereunder. Neither this Agreement nor any right or obligation hereunder may be assigned by the Advisor; provided, however, that this provision shall not preclude the Advisor from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto.

21. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

22. Headings.

Headings in this Agreement are for reference only and shall not be deemed to have any substantive effect.

23. Opportunity to Seek Advice; Warranties and Representations.

The Advisor acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement. The Advisor hereby represents and warrants to the Company that he is not under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by the Advisor of his obligations hereunder.

24. Company Practices.

The timing and manner of the payment of all fees, payments, incentive compensation or benefits provided by the Company under this Agreement shall be made in accordance with the terms of this Agreement consistent with the Company’s normal payroll practices.

25. Section 280G Excise Tax Matters.

In the event that any payment in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to the Advisor or for the Advisor’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, this Agreement (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by the Advisor with respect to such excise tax (such excise tax, together with any such interest and penalties, are, if necessary, hereinafter collectively referred to as the “Excise Tax”), then such Payments shall be reduced to such lesser amount which would result in the Advisor receiving the greatest after-tax amount, as determined by the Advisor’s accountant or tax advisor paid by Advisor. In order to produce the best possible after-tax result for the Advisor, the parties agree to the reduction of any payments or benefits under this Agreement, as well as any other payments or benefits provided for under agreements entered into between the Advisor and the Company that are included in the calculation of the Payments, such as, for example, the accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be reduced if the Advisor so elects, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Payments provided to the Advisor. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to the Advisor, such award’s value shall equal the then aggregate fair market value of the vested equity interests underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

26. Section 409A.

The parties intend that any compensation, benefits and other amounts payable or provided to the Advisor under this Agreement be paid or provided in compliance with Section 409A such that there will be no adverse tax consequences, interest, or penalties for the Advisor under Section 409A as a result of the payments and benefits so paid or provided to him. The parties agree to modify this Agreement, or the timing (but not the amount) of the payment hereunder of termination or other compensation, or both, to the extent necessary to comply with and to the extent permissible under Section 409A. In addition, notwithstanding anything to the contrary contained in any other provision of this Agreement, the payments and benefits to be provided the Advisor under this Agreement shall be subject to the provisions set forth below.

(a) The date of the Advisor’s “separation from service,” as defined in the regulations issued under Section 409A, shall be treated as the Advisor’s Date of Termination for purpose of determining the time of payment of any amount that becomes payable to the Advisor pursuant to Section 6 hereof upon the termination of his employment and that is treated as an amount of deferred compensation for purposes of Section 409A.

(b) In the case of any amounts that are payable to the Advisor under this Agreement, or under any other “nonqualified deferred compensation plan” (within the meaning of Section 409A) maintained by the Company in the form of installment payments, (i) the Advisor’s right to receive such payments shall be treated as a right to receive a series of separate payments under Treas. Reg. §1.409A-2(b)(2)(iii), and (ii) to the extent any such plan does not already so provide, it is hereby amended as of the date hereof to so provide, with respect to amounts payable to the Advisor thereunder.

(c) If the Advisor is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” within the meaning of Section 409A, then any payment otherwise required to be made to him under this Agreement on account of his separation from service, to the extent such payment (after taking in to account all exclusions applicable to such payment under Section 409A) is properly treated as deferred compensation subject to Section 409A, shall not be made until the first business day after (i) the expiration of six months from the date of the Advisor’s separation from service, or (ii) if earlier, the date of the Advisor’s death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Advisor or, if the Advisor has died, to the Advisor’s estate, in a single cash lump sum, an amount equal to aggregate amount of the payments delayed pursuant to the preceding sentence.

(d) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; provided, however, that the foregoing shall not apply to any limit on the amount of any expenses incurred by the Advisor that may be reimbursed or paid under the terms of the Company’s medical plan, if such limit is imposed on all similarly situated participants in such plan; (ii) all such expenses eligible for reimbursement hereunder shall be paid to the Advisor as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred; and (iii) the Advisor’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

27. No Duty to Mitigate.

The Advisor shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and the amount of any payment provided for under this Agreement shall not be reduced or offset by any compensation earned by the Advisor or by any retirement benefits received by the Advisor as a result of employment by another employer after the Date of Termination. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Advisor’s then existing rights, or rights which would accrue solely as a result of the passage of time, under any Company benefit plan or other contract, plan or arrangement.

28. Dispute Resolution.

The Advisor has signed and agrees to be bound by the terms of the Arbitration Agreement, which is attached as Exhibit D.

29. Independent Contractor.

The Advisor is providing the Services hereunder as an independent contractor and not as an employee of the Company, and nothing herein shall be construed to establish an employment relationship between the Advisor and the Company. The Advisor has no power or authority to act for, represent, or bind the Company in any manner pursuant to this Agreement and the Advisor shall not hold himself out as an agent or employee of the Company pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Advisory Services Agreement as of the date first written above.

RESTORATION HARDWARE, INC.,
a Delaware corporation

By:	/s/ Karen Boone

GARY FRIEDMAN

/s/ Gary Friedman

Acknowledged and Agreed:

RESTORATION HARDWARE HOLDINGS, INC., a Delaware corporation

By:	/s/ Carlos Alberini

HOME HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Marc Magliacano

Schedule A

Form of 2012 Equity Replacement Plan and Replacement Award Agreement

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Schedule B

Form of 2012 Stock Option Plan

and award agreement thereunder

Terms of IPO Option Grant in accordance with 2012 Stock Option Plan and award agreement, upon occurrence of IPO of Midco:

(1) Size of Grant: options to purchase shares of Common Stock of Midco representing 7.5% of the shares of Common Stock outstanding immediately after the IPO of Midco calculated based on the fully diluted share number reflected in the Company’s capitalization table (pro forma after giving effect to the issuance of shares in the IPO) as set forth in the preliminary prospectus for the IPO used in the roadshow for the IPO, reduced, to the extent included in that fully diluted number, by the number of (x) shares allocated to any new equity incentive pool adopted by Midco in connection with the IPO and any awards granted thereunder and (y) any grant of options to the Chief Executive Officer in connection with the IPO.

(2) Exercise Price: equal to a price per share corresponding with a post-IPO market capitalization of $1.9 billion

(3) Vesting/Selling Restrictions: To be subject to Vesting or Selling Restrictions based on stock appreciation hurdles from $2.1 to $5.4 billion

(4) Term of Options: Ten years

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EXHIBIT A

Form of General Release

This Separation and General Release Agreement (this “Agreement”) is entered into by and between Restoration Hardware, Inc. (the “Company”) and Gary Friedman (the “Advisor”) (collectively, “Parties”).

RECITALS

WHEREAS, the Advisor provided services to the Company pursuant to an Advisory Services Agreement (defined below);

WHEREAS, the Company and the Advisor have mutually agreed that the Advisory Services Agreement will terminate as of                      (“Effective Date”) in accordance with the terms of this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Advisory Services Agreement dated as of                  , 2012, by and between the Company and the Advisor (the “Advisory Services Agreement”).

ACCORDINGLY, the Parties agree as follows:

1. Termination Benefit. The Company hereby agrees to provide the Advisor with the payments and benefits set forth in Section 6[(d)/(e)] of the Advisory Services Agreement with respect to a termination by the Company [without Cause/for Good Reason], on the terms and subject to the conditions set forth in such Section 6[(d)/(e)] of the Advisory Services Agreement (including the Advisor’s compliance with the restrictive covenants set forth in the Advisory Services Agreement and the Proprietary Information Agreements).

2. General Release of Claims. The Advisor and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, subsidiaries, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which the Advisor may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation,

1

negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Except as set forth in the next sentence, Released Claims shall also include, but not be limited to, any claims for fees, incentive compensation, sick leave, vacation pay, severance or termination pay, life or health insurance, or any other fringe benefit, or any claims relating to any bona fide disputes or controversies (other than a dispute or controversy regarding the determination of fair market value that in accordance with the applicable arrangement is to be, or may be, determined by an independent appraiser) concerning (i) awards made to the Advisor under the 2008 Team Resto Ownership Plan, the Restoration Hardware Equity Replacement Plan, the Restoration Hardware 2012 Stock Incentive Plan or similar plans, (ii) the repurchase of any such awards by Home Holdings, LLC, Restoration Hardware Holdings, Inc. or the Company, or (iii) the investment made by the Advisor in Home Holdings, LLC and/or Restoration Hardware Holdings, Inc. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested rights under equity-based compensation awards, (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (iv) any claims under Sections 4, 11(a), 12 or 25 of the Advisory Services Agreement, (v) any claim for indemnification under the Indemnification Agreement, the Home Holdings LLC Agreement, the Company’s or Restoration Hardware Holdings, Inc.’s bylaws or certificate of incorporation or any agreement providing for the indemnification of the Advisor, (vi) any rights not in dispute that the Advisor might have (x) as a stockholder of the Company or under the 2008 Team Resto Ownership Plan, the Restoration Hardware Equity Replacement Plan, the Restoration Hardware 2012 Stock Option Plan, the Restoration Hardware 2012 Stock Incentive Plan or similar plans or arrangements adopted after the Effective Date of the Advisory Services Agreement regarding equity awards to the Advisor or equity interests owned by the Advisor (y) the repurchase of any such awards or interests by Home Holdings, LLC, Restoration Hardware Holdings, Inc. or the Company, (vii) any rights under or pursuant to the Registration Rights Agreement among the Company and certain of its stockholders, the Promotion, Endorsement and Right to Publicity Agreement (as defined in the Advisory Services Agreement), the Hierarchy Agreements (as defined in the Advisory Services Agreement) or any other agreement that remains outstanding and in effect between the Company and GF or with respect to which GF is a beneficiary, or (viii) the Company’s obligation to reimburse GF (in accordance with the Company’s reimbursement policy) for any business expenses incurred by GF prior to the date hereof in accordance with the Advisory Services Agreement.

3. Section 1542 Waiver. The Advisor understands and agrees that the Released Claims include not only claims presently known to the Advisor, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2, above. The Advisor understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. The Advisor knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4. Covenant Not to Sue. The Advisor shall not bring a civil action in any court (or file an administrative complaint or arbitration) against the Company or any other Released Party asserting claims pertaining in any manner to the Released Claims.

5. Age Discrimination Claims. The Advisor understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement. The Advisor may revoke this Agreement (by written notice to Company) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable (and payment of the payments and benefits by the Company to the Advisor in accordance with Section 1 above only shall be made) only upon the expiration of this revocation period without prior revocation by the Advisor.

6. Confidentiality. The Parties understand and agree that this Agreement and each of its terms, and the negotiations surrounding it, are confidential and shall not be disclosed by the Advisor without the prior written consent of the Company, unless required by law. Notwithstanding the foregoing, the Advisor may disclose the terms of this Agreement to his spouse, and for legitimate business reasons, to legal, financial, and tax advisors, provided such individuals agree to maintain the confidentiality of such information. Notwithstanding anything in this Agreement to the contrary, consistent with Section 11(b) of the Advisory Services Agreement, the Company, Home Holdings and Midco may (i) make any disclosures that they believe in good faith are required by or advisable under applicable law, rule or regulation, including under applicable securities laws (whether in connection with an IPO, any other securities offering, ongoing disclosure obligations or otherwise); and (ii) consider the views and advice of third parties including auditors, underwriters and other parties with an interest in the scope of any disclosures to be made by the Company, Home Holdings or Midco and make such disclosures as the Company, Home Holdings or Midco determines are necessary or advisable in respect thereof.

7. Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company. The liability for any and all claims is expressly denied by the Company.

8. Arbitration. All claims that the Advisor may have against the Company or any other Released Party, or which the Company may have against the Advisor, of any kind, including, but not limited to, all claims in any way related to (i) the subject matter, interpretation,

3

application, or alleged breach of this Agreement, (ii) the employment or termination of the Advisor, or (iii) the Advisor’s efforts to find subsequent employment (collectively, “Arbitrable Claims”) shall be resolved by arbitration pursuant to the terms of the Arbitration Agreement attached as Exhibit D to the Advisory Services Agreement.

9. Entire Agreement. This Agreement and                      constitute the complete, final and exclusive embodiment of the entire agreement among the Parties hereto with regard to the subject matter hereof and thereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein.

10. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

11. Successors and Assigns. The Advisor represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to conflict of laws provisions.

13. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14. Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

15. Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.

16. Effective Date. This Agreement shall become effective as of seven (7) days after the date executed by the Advisor (“Effective Date”), but only if the Agreement is not revoked as provided in Section 5. If the Agreement is revoked, it shall be null and void.

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The Parties have duly executed this Agreement as of the dates noted below.

Date:
Advisor

Restoration Hardware, Inc.

By:	Date:
Its:

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EXHIBIT B

[FORM OF]

Proprietary Information and Inventions Agreement

I, the undersigned, am entering into this Proprietary Information and Inventions Agreement (the “Agreement”) with Restoration Hardware, Inc., Restoration Hardware Holdings, Inc. and their subsidiaries (collectively, the “Company”) for the purpose of protecting the trade secrets of the Company and prohibiting the unauthorized use of confidential information by me. The Proprietary Information and Inventions Agreement dated as of October 20, 2012 between the Company and me shall remain in full force and effect with respect to all periods prior to the date of this Agreement.

In consideration of my advisory arrangement with the Company pursuant to the Advisory Services Agreement dated as of October 20, 2012 (the “Advisory Services Agreement”), and the compensation now and hereafter paid to me thereunder, I hereby agree as follows:

1)	Recognition of Company’s Rights: Nondisclosure. At all times during the term of the Advisory Services Agreement and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company. Proprietary Information includes, but is not limited to, (a) inventions, trade secrets, ideas, data, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”), (b) information regarding plans for research, development, new products, branding, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers and details of contracts and (c) information regarding the skills and compensation of employees of the Company.

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2)	Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Advisory Services Agreement and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

3)	Assignment of Inventions. I shall promptly disclose to the Company any and all Inventions that I may conceive or develop, alone or with others, during the term of the Advisory Services Agreement, and I agree that all Inventions belong to and shall be the exclusive property of the Company. I agree to assign, and upon their creation do hereby automatically assign, all of my right, title and interest (in the United States and other countries) in and to all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the term of the Advisory Services Agreement. I recognize that this Agreement does not require assignment of any Invention that may not be assigned under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

a)	Any provision in an employment agreement which provides that an associate shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the associate developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

i)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

ii)	Result from any work performed by the associate for the employer.

iii)	To the extent a provision in an employment agreement purports to require an associate to assign an invention otherwise excluded from being required to be assigned under subdivision (I), the provision is against the public policy of this state and is unenforceable.

b)	I also assign to or as directed by the Company all my right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

c)	I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my services under the Advisory Services Agreement and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Inventions assigned to or as directed by the Company by this paragraph 3 are hereinafter referred to as “Company Inventions”.

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4)	Prior Inventions. Inventions, if any patented or unpatented, which I made prior to the commencement of my employment or services with the Company (or any of its predecessor entities) or the Advisory Services Agreement are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice prior to commencement of my employment or services with the Company (or any of its predecessor entities) or the Advisory Services Agreement, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.

5)	No Improper Use of Materials. During the term of the Advisory Services Agreement, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

6)	No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an advisor to the Company does not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company or the term of the Advisory Services Agreement. I have not entered into, and I agree I will not enter into, any agreement either in written or oral in conflict herewith.

7)	Hierarchy. For the avoidance of doubt, Proprietary Rights, Proprietary Information and Inventions shall not include trade secrets, inventions, ideas, processes, formulas, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, techniques, knowledge, data, patent rights, copyrights, trade secret rights, inventions or other information that are made or conceived or reduced to practice or learned by me, either alone or jointly with others outside of the course of the Company Services, and that are (x) unrelated to the RH Lines (as defined in the Hierarchy Agreements) and (y) within the scope of the Hierarchy Lines (as defined in the Hierarchy Agreements) or the other Permitted Non RH-Uses (the “Hierarchy Rights”). For the avoidance of doubt, none of the Hierarchy Rights shall be assigned or released hereby, and my possession, use or disclosure of the Hierarchy Rights shall not be deemed a violation of any of the terms of this Agreement.

8)	Right to Inspection. I agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing any termination statement of the Company.

9)

Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach

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of this Agreement; provided that the limitations on such rights and remedies other stated in the Advisory Services Agreement shall equally apply hereunder.

10)	Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

11)	General Provisions.

a)	Governing Law, This Agreement shall be governed by and construed in accordance with the laws of the State of California.

b)	Entire Agreement. Subject to the Advisory Services Agreement, this Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as an advisor.

c)	Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

d)	Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and assigns.

e)	Survival. The provisions of the Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

f)	Independent Contractor. I agree and understand that I am an independent contractor and not an employee of the Company, and nothing herein shall be construed to establish an employment relationship between the Company and me. I have no power or authority to act for, represent, or bind the Company in any manner pursuant to this Agreement and the I shall not hold myself out as an agent or employee of the Company pursuant to this Agreement.

g)	Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

This Agreement shall be effective as of the effective date of the Advisory Services Agreement, namely: October 20, 2012

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING THE TERM OF THE ADVISORY SERVICES AGREEMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY

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INFORMATION DURING OR SUBSEQUENT TO THE TERM OF THE ADVISORY SERVICES AGREEMENT.

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I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated as of October 20, 2012
Signature

Gary Friedman
Name of Advisor

Address

ACCEPTED AND AGREED TO:

Restoration Hardware, Inc.

By:
Name:
Title:

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Exhibit A to Proprietary Information and Inventions Agreement

Schedule of Inventions

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EXHIBIT C

[FORM OF]

Confirmation of Confidential Treatment

This shall confirm that, I, Gary Friedman, as an advisor of Restoration Hardware, Inc. (the “Company”), and in accordance with the Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”) entered into between me and the Company, understand, agree and acknowledge that all information and materials relating to my work on the Company’s development of new retail concepts, new merchandise programs and new brands (including without limitation all information and materials related to the development of new Company brands, logos and corporate identities), shall be treated as Proprietary Information (as that term is defined under the Confidentiality Agreement). Without limiting the generality of the foregoing, and for the avoidance of doubt, I hereby agree to hold all ideas, data, documents, drawings, notes, memoranda, and other information and materials regarding Company’s new retail concepts, new merchandise programs and new brands including branding plans, brand development and branding strategy, in strictest confidence, and will not disclose, lecture upon or publish any such information or materials unless an officer of the Company expressly authorizes such in writing, and will not use such information and materials for any purpose other than in furtherance of the business of the Company as directed by the Company. For the avoidance of doubt, the Hierarchy Rights, as defined in the Confidentiality Agreement, shall not be subject to this confirmation.

Because I may have access to and become acquainted with such information and materials, the Company shall have the right to enforce my duties of confidentiality by injunction, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have.

I HAVE READ THIS DOCUMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated:
Signature

Gary Friedman
Advisor Name

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EXHIBIT D

Arbitration Agreement

Restoration Hardware, Inc. (the “Company”), Restoration Hardware Holdings, Inc. (“Midco”) and Gary Friedman (the “Advisor”) hereby agree, effective as of October 20, 2012, that, to the fullest extent permitted by law, any and all claims or controversies between them (or between the Advisor and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the Advisory Services Agreement dated of even date herewith (the “Advisory Services Agreement”), among the Advisor, the Company and Midco (including the awards to the Advisor under the Restoration Hardware 2012 Equity Replacement Plan, the Restoration Hardware 2012 Stock Incentive Plan and the 2008 Team Resto Ownership Plan or the investment by the Advisor in Midco or Home Holdings, LLC) shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Arbitration Rules and Procedures then in effect (the “JAMS Rules”).

Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, equity purchases or repurchases, and any and all claims for any other compensation, wages and/or benefits of any type, including as such terms are used in the Advisory Services Agreement. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act or any other statute that provides for claimants to be entitled to have claims heard at law or in equity shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the JAMS Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law.

Either the Company or the Advisor may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

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All arbitration hearings under this Agreement shall be conducted in San Francisco, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law. The fees and costs of JAMS and the arbitrator shall be paid by the Company or Midco.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of the Advisory Services Agreement.

The Company and the Advisor understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both the Advisor and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

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THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

RESTORATION HARDWARE, INC.

By:

RESTORATION HARDWARE HOLDINGS, INC.

By:

Gary Friedman

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EXHIBIT E

None

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EXHIBIT F

PROMOTION, ENDORSEMENT AND RIGHT TO PUBLICITY AGREEMENT

This PROMOTION, ENDORSEMENT AND RIGHT TO PUBLICITY AGREEMENT (this “Promotion Agreement”) is entered into as of October 20, 2012 (the “Effective Date”), by and between Restoration Hardware, Inc., a Delaware corporation (the “Company”) and Gary Friedman (“GF”), an individual and citizen of the United States of America.

RECITALS

A. The Company and GF are parties to that certain Advisory Services Agreement dated of even date herewith (the “Advisory Services Agreement”), pursuant to which, among other things, GF shall provide the Services to the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Advisory Services Agreement.

B. GF has performed a critical role in connection with the Company’s business (“the Business”) and its branding and, as a result of such role and as a material inducement to the Company’s performance of its obligations under the Advisory Services Agreement, the Company and GF wish to provide for GF’s continued promotion and endorsement of the Business.

AGREEMENT

In consideration of the foregoing recitals and of the mutual promises and obligations contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. SERVICES AND RIGHTS

1.1 Basic Rights.

(a) Association of GF with Business. During the Term, the Company shall have the right and fully expects at its option to be permitted to continue to use GF as the face of the brand of the Company at no additional cost beyond GF’s compensation under the Advisory Services Agreement. Accordingly, it is the intention of the parties hereto that the Company shall be entitled to promotional, endorsement and publicity rights from GF consistent with scope of the promotion, endorsement and publicity previously afforded to the Business by him and in all other respects reasonably sufficient to support the association of GF with the Business during the Term (as hereinafter defined), subject to the terms of this Promotion Agreement and the Advisory Services Agreement. However, for the avoidance of doubt, the Company shall have no obligation to use such promotional, endorsement and publicity rights from GF and the Company may disassociate itself from GF as face of the brand of the Company at any time.

(b) Basic Rights. GF hereby grants, on a non-exclusive basis, to the Company the rights necessary to enable the association of GF with the Business during the Term (the “Basic Rights”).

1.2 Personal Services. Prior to the Effective Date, GF had previously provided certain personal promotional services in connection with the Business, including, but not limited to, personal appearances, participation in advertising and publicity events, recordings, endorsements, broadcasts and other similar matters (“Personal Services”). The Company wishes to have continuing access to the Personal Services in support of the Business and GF agrees to provide continuing personal Services in support of the Business throughout the Term whenever reasonably requested by the Company as part of the Company Services.

1.3 Publicity Rights. During the Term, GF hereby grants to the Company (and its parent and subsidiary entities) and its successors, licensees and assigns, the limited, non-exclusive and terminable (as provided in Section 4.1) license and right to use GF’s endorsement, name, nicknames, signature, photographs, voice or other sound effects, likeness, personality and biographical materials (collectively, “GF’s Name and Likeness”), including, without limitation, in connection with the Company’s catalogs, websites and in-store displays, personal appearances which GF may make, and with respect to any and all other publicity, endorsements and promotional materials relating to the Business produced during the Term, all in a manner similar to or in the same spirit as the manner and practice by which the Company used GF’s Name and Likeness prior to the Effective Date or as otherwise agreed by GF in his reasonable discretion. Nothing contained in this Agreement shall prohibit GF from using GF’s Name and Likeness in connection with (i) the Hierarchy Business in compliance with the Hierarchy Agreements or (ii) in connection with personal projects of GF that are individual and not on behalf of a business or entity other than Hierarchy, such as a personal book or personal speaking engagements (the “Permitted Non RH Uses”).

1.4 GF’s Review Rights. With respect to new sales, advertising and promotion materials used by the Company after the date hereof, the Company shall provide GF with a reasonable opportunity to review in advance, and shall meaningfully consult in advance with GF regarding their use of, all such materials in connection with the promotion or publicity of the Business that involve the use of one or more elements of GF’s Name and Likeness (to the extent GF has an ownership right therein). Any previously produced promotional materials, including, without limitation, catalogues and photograph stock, may continue to be used by the Company without further review by GF, provided such use is otherwise consistent with the terms of this Promotion Agreement and has not become obsolete, untrue or incorrect.

1.5 Certain Matters Pertaining to the Services. Subject to the terms and conditions hereof, GF shall perform the Personal Services to the best of his reasonable ability, consistent with scope of the promotion, endorsement and publicity previously afforded to the Business by him and reasonably sufficient to support the association of GF with the promotion of the Business, to the extent that GF is not prevented from performing such Personal Services by death or disability. The rights granted to the Company hereunder shall include, without limitation, the rights to use, during the Term, any footage recorded and photos taken previously or during the Term in connection with the Business. The Company shall have the right, but not the obligation, to use the Personal Services and other rights pertaining to GF provided by this Promotion Agreement and shall not be liable to GF for any failure to use, in whole or in part, the Personal Services of GF or the other rights granted to the Company under this Promotion Agreement, and any such failure shall not be deemed a breach of this Promotion Agreement. Time spent by GF engaged in promotional, endorsement and publicity services pursuant to this Promotion

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Agreement shall be considered in determining compliance with the service requirements set forth in the Advisory Services Agreement. The fees paid to GF by the Company pursuant to the terms of the Advisory Services Agreement shall be the only fees GF shall receive for the services provided by GF pursuant to this Promotion Agreement.

2. OWNERSHIP

2.1 GF agrees that the results and proceeds of GF’s Personal Services and the Company’s use of GF’s Name and Likeness in accordance with the terms of this Agreement, including, without limitation, any photos, endorsements, publicity, commercials, promotional writings or other promotional materials produced pursuant to this Agreement during the Term (“Results and Proceeds”), shall constitute “works-made-for-hire” specially commissioned by the Company, and shall be for all purposes the sole and exclusive property of the Company, subject to and excluding the rights of GF and third parties in any personality rights. Such Results and Proceeds shall be owned by the Company subject to rights and licenses granted by GF hereunder. In the event the Results and Proceeds are not deemed to constitute “works-made-for-hire,” GF hereby irrevocably assigns and transfers to the Company in perpetuity any and all rights of any kind or character, in any and all media now existing or hereinafter discovered or invented, throughout the universe, which GF may possess in and to such Results and Proceeds, without reservation, condition or limitation. For the avoidance of doubt, the Company shall have no ownership rights in GF’s Name and Likeness nor any results or proceeds thereof, including without limitation photos, endorsements, publicity, commercials, promotional writings or other promotional materials, to the extent any such materials are produced by or for a person other than the Company for Permitted Non RH Uses.

2.2 All rights reserved to GF under this Promotion Agreement are subject to the other transaction agreements in connection with the Advisory Services Agreement.

3. TERM OF AGREEMENT

3.1 Term of Agreement. The term of this Promotion Agreement (the “Term”) shall commence as of the Effective Date and shall continue until the earlier of expiry or termination of the Advisory Services Agreement or this Promotion Agreement in accordance with its terms.

3.2 Post-Term Rights. Following the Term, the Company may continue to use GF’s Name and Likeness in any promotional materials or Results and Proceeds produced prior to the end of the Term, including, without limitation, catalogues and photograph stock; provided that any such use continues to comply in all respects with the terms of this Promotion Agreement.

4. TERMINATION

4.1 Termination. This Promotion Agreement may be terminated prior to the termination of the Advisory Services Agreement by (i) the Company in its sole discretion or (ii) the mutual written consent of the parties hereto.

4.2 Rights Not Exclusive. The termination rights set forth in Section 4.1 shall not constitute the exclusive remedy of the non-breaching party hereunder, who shall have the right to resort to any and all such other remedies as are available to such party at law or in equity. Any

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termination under the provisions of Section 4.1 shall be without prejudice to any rights or claims which any party may otherwise have against any other party.

5. MISCELLANEOUS

5.1 Independent Contractor. GF is providing the Services hereunder as an independent contractor pursuant to the Advisory Services Agreement and not as an employee of the Company, and nothing herein shall be construed to establish an employment relationship between GF and the Company. GF has no power or authority to act for, represent, or bind the Company in any manner pursuant to this Promotion Agreement and GF shall not hold himself out as an agent or employee of the Company pursuant to this Promotion Agreement.

5.2 Assignment. This Promotion Agreement shall be binding upon the parties hereto and their respective successors, heirs, executors and assigns. GF acknowledges that the Personal Services to be rendered by GF under this Promotion Agreement and the Basic Rights are unique and personal. Accordingly, GF may not assign or transfer any of his rights or delegate any of his duties or obligations under this Promotion Agreement to any third party without the prior written consent of the Company, which may grant or withhold such consent in its sole and absolute discretion. The rights granted to the Company hereunder may not be assigned or transferred to any third party without the prior written consent of GF; provided, however, that the merger, acquisition of a controlling stock interest, or acquisition of all or substantially all of the assets of the Company will not be deemed to be a transfer or assignment hereunder.

5.3 Good Faith Obligation. Each party agrees to use commercially reasonable efforts and to exercise good faith in fulfilling its or his obligations under this Promotion Agreement.

5.4 Incorporation By Reference. Sections 14 through 19 and Sections 27 through 29 of the Advisory Services Agreement shall be deemed to be incorporated herein by reference in their entirety, as if the foregoing provisions were expressly set forth herein at length; provided, however, that, for purposes of this Promotion Agreement, the references to the “parties” in such provisions of the Advisory Services Agreement shall mean the parties to this Promotion Agreement, the term “Agreement” as used in such provisions of the Advisory Services Agreement shall be deemed to refer to this Promotion Agreement and other capitalized terms used but not defined in such provisions of the Advisory Services Agreement shall have the meanings ascribed to them in the Advisory Services Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Promotion Agreement as of the Effective Date.

RESTORATION HARDWARE, INC.

By:

Name:
Title:

GARY FRIEDMAN

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EXHIBIT G-1

Form of Registration Rights Agreement